Exhibit 99.2

[SEMINIS, INC. LOGO]                                               PRESS RELEASE


                                                                  MEDIA CONTACTs
                                                                FOR SEMINIS INC.
                                                                  Patrick Turner
                                                                   (805)918-2201
                                                      patrick.turner@seminis.com

                                                    FOR FOX PAINE & COMPANY, LLC
                                                  Andrew Brimmer or Matt Sherman
                                          Joele Frank, Wilkinson Brimmer Katcher
                                                                   (212)355-4449


               SEMINIS REACHES DEFINITIVE AGREEMENT WITH MONSANTO

OXNARD, Calif. and FOSTER CITY, Calif. -- January 24, 2005 -- Seminis Inc., the world's leading developer, producer and marketer of vegetable and fruit seeds, and Fox Paine & Company, LLC, a leading San Francisco-based private equity firm which manages funds that own a majority of Seminis, today announced that Seminis has entered into a definitive agreement with Monsanto Company under which Monsanto would acquire Seminis for $1.4 billion in cash, plus a performance-based payment of up to $125 million payable by the end of fiscal year 2007. The acquisition agreement is subject to customary terms and conditions, including regulatory approvals. The transaction is expected to be completed during the first half of 2005.

"Seminis will continue to operate under its own name, building upon the growth and marketing strategies that have propelled this company to the top of the vegetable and fruit seed industry. I am confident that the advances and innovations we have made during the past 10 years have provided the foundation needed for ongoing growth and will result in new opportunities for Seminis, its employees, customers and stakeholders," said Mr. Alfonso Romo, Seminis Chairman and Chief Executive Officer.

Dexter Paine, President of Fox Paine said: "Alfonso Romo demonstrated extraordinary vision in creating Seminis through a series of innovative transactions. His commitment to the success of the company during both challenging and exhilarating periods has been relentless. Under the leadership of Alfonso, Seminis' experienced and talented management team has successfully executed their strategy of accelerating the company's growth and enhancing the impact of its innovative agricultural seed technology. We are delighted by our partnership with Alfonso and with these dynamic executives and appreciate their hard work and dedication to the continued development of Seminis."

Bruno Ferrari, currently the President and Chief Operating Officer of Seminis, will lead Seminis, which is expected to become a wholly-owned subsidiary of Monsanto upon completion of the acquisition. The Seminis business will report into Brett Begemann, Executive Vice President for Monsanto.

Seminis is the global leader in the vegetable and fruit seed industry and its brands are among the most recognized in the vegetable-and-fruit segment of agriculture. Seminis supplies more than 3,500 seed varieties to commercial fruit and vegetable growers, dealers, distributors and wholesalers in more than 150 countries around the world. In its 2004 fiscal year ended September 2004, Seminis reported annual sales of $526 million, with gross profits of $290 million.

ABOUT SEMINIS
Seminis, Inc. is a leading developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are

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designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

ABOUT FOX PAINE
Fox Paine & Company, LLC manages investment funds in excess of $1.5 billion that provide equity capital for management buyouts, going private transactions, and company expansion and growth programs. Fox Paine engages exclusively in friendly transactions developed in cooperation with a company's management, board of directors, and shareholders. The Fox Paine funds are managed on behalf of over 50 leading United States and international financial institutions, including public pension systems, Fortune 100 corporate pension plans, major life and property & casualty insurance companies, money center and super regional commercial banks, investment banking firms, and university endowments. For further information see www.foxpaine.com.

SAFE HARBOR STATEMENT: ALL STATEMENTS IN THIS PRESS RELEASE OTHER THAN STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY, PLANS, AND OBJECTIVES OF MANAGEMENT AND INDUSTRY CONDITIONS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. THE FOLLOWING FACTORS, AMONG OTHERS, MAY AFFECT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY: COMPETITIVE FACTORS, AGRIBUSINESS RISKS, GOVERNMENTAL AND ECONOMIC RISKS ASSOCIATED WITH FOREIGN OPERATIONS, COMMERCIAL SUCCESS OF NEW PRODUCTS, PROPRIETARY PROTECTION OF AND ADVANCES IN TECHNOLOGY, POSSIBLE NEED FOR ADDITIONAL FINANCING AND ITS MANAGEMENT INFORMATION SYSTEMS AND CONTROLS. FURTHER INFORMATION ON THE FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS IS CONTAINED IN THE COMPANY'S LATEST 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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